Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated June 11, 2026, relating to the financial statements of Viking Acquisition Corp. II as of May 29, 2026 and for the period from February 24, 2026 (inception) through May 29, 2026, which includes an explanatory paragraph relating to Viking Acquisition Corp. II’s ability to continue as a going concern, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

June 11, 2026